** Indicates that information has been omitted herein pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.

                                                                    Exhibit 10.5

                     [UUNET Technologies, Inc. Letterhead]


                 MASTER DISCOUNTED INTERNET SERVICES AGREEMENT

This Master Internet Services Agreement ("Agreement") is made by and between UUNET Technologies, Inc., with its principal offices at 3060 Williams Drive, Fairfax, VA 22031 ("UUNET") and Sage Networks, Inc. ("Customer") with its principal offices located at 64 Perimeter Center, Atlanta, Georgia 30341 for the purpose of setting forth the terms and conditions relating to the purchase of UUNET's Internet products and services by the Eligible Participants, as defined in Section 1 below.

1. DEFINITIONS.

"Eligible Participants" means Customer, its Affiliates and any other entities that UUNET and Customer mutually agree upon, are eligible to participate in the offerings under this Agreement. "Affiliate" means with respect to a party, an entity controlled by, controlling or under common control with such party. "Effective Date" means the effective date of this Agreement which shall be the last date of the signatures of a duly authorized representative of a party affixed below.

2. SERVICES.

The services that are currently available hereunder from UUNET and its Affiliates (the "Services") are set forth in the attached Schedule 1. UUNET may amend Schedule 1 or Schedule 2 at any time and from time to time remove Services if they should be discontinued or add new services (which shall be included within the term "Services" upon such addition) by providing a revised copy thereof to Customer. Such amendments shall be prospective only and shall not affect any existing Service being provided by UUNET or any of its Affiliates to Eligible Participants at the time of amendment which Services shall continue to be offered to Customer for the balance of the Term hereof at the prices and with the discounts set forth on Schedule 1 attached hereto.

3. PRICING AND DISCOUNTS.

3.1 The prices and discounts for Services applicable to this Agreement are detailed in Schedule 1, and shall be applicable for the duration of the initial term set forth in Section 6 unless otherwise amended as provided for below in this Section 3.2. The discounts shall not be combined with promotional discounts as may be available from time to time from UUNET. An Eligible Participant may elect, at the time of any order for Services, the applicable discount set forth in Schedule 1 or the terms of any promotion then in effect. In either event, the discount or promotion shall only be available if Eligible Participant agrees to the standard terms and conditions applicable to such Service and commits to purchase that Service for a minimum one year term or such longer term as may be specified in the applicable Service Agreement.

3.2 The parties acknowledge and agree that they have negotiated competitive pricing for the Services.

3.2.1 Not more often than once every six months ** may request that ** review whether the pricing available to Customer hereunder is ** purchased from UUNET ** by **, and if ** determines that this ** then ** may ** adjust the fees for the Services to make ** upon sixty days written notice.

3.2.2 After two years of the Effective date of this Agreement, if ** purchased in ** is different than the ** set forth in Schedule 1, at Customer's request, the parties shall ** to make the **.

3.2.3 For purposes of making price adjustments hereunder, UUNET may consider, among other things, the minimum Mbps commitment, the number and type of telecommunications lines being serviced, and the term of comparable contracts.

4. FORECASTS.

Two weeks prior to the end of each calendar quarter Customer shall, based on the best available information, provide UUNET a forecast of orders likely to be generated pursuant to this Agreement on a per service and per country basis. Customer and UUNET shall meet at Customer's principal office during the first two weeks of each calendar quarter during the term of this Agreement to discuss Customer's estimate of anticipated Eligible Participants' needs for Services on a per service and per country basis for the ensuing calendar quarter. Additionally, these meetings will be designed to promote discussions of the most appropriate network architecture to service Sage Networks' customers. Each of these meetings shall be followed by an executive meeting at which at least one officer of Customer attends.

5. SERVICE ORDERS AND COORDINATION.

Eligible Participants will coordinate all orders for Services through UUNET's designated Account Manager. Only Eligible Participants who identify themselves as Eligible Participants under this Agreement will be offered the discount set forth in Schedule 1. The Eligible Participant ordering Service will enter into a service agreement with UUNET for each Service. Each service agreement shall set forth the terms, conditions, and pricing of the Service. The current terms and conditions applicable to purchases of dedicated Internet connections are set forth in Schedule 2. If any Eligible Participant believes that the level of such Service or support in any case is insufficient, that Eligible Participant may contact UUNET's designated Account Manager for assistance with problem resolution.

6. TERM OF THE AGREEMENT.

(a) Unless terminated by Customer in accordance with the provisions of paragraph (b) of this Section 6. The initial term of this Agreement shall be three years from the Effective Date which term shall be automatically renewed for an additional one year term, provided that neither party has delivered to the other a written notice of intent not to renew for the forthcoming term not less than 60 days in advance of the end of the then-current term. The term commitment will commence and continue for three years from the Commitment date (as stated in Schedule 1) upon which Customer will have ordered the minimum Mbps commitment set forth in
     Schedule 1.

(b) UUNET acknowledges that it is Customer's primary Internet service provider. UUNET agrees that that if in any calendar quarter Customer receives credits under the applicable Service Level Agreement referenced in Section 7 of
     Schedule 2 for more than ** of the circuits ordered from UUNET then **.

7. CONSULTING.

UUNET will (at no additional charge) provide one day of on-site assistance once quarterly and provide remote assistance as reasonably required to assist Customer in routing traffic and configuring equipment.

8. LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY STATED OR IMPLIED HEREIN OR IN ANY SERVICE AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY WHATSOEVER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, LOSS OF REVENUE, OR LOSS OF BUSINESS SUFFERED BY THE OTHER OR BY ANY ELIGIBLE PARTICIPANT, ASSIGNEE OR OTHER TRANSFEREE OF THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9. ACCEPTABLE USE.

UUNET's services may only be used for lawful purposes. Use of any Service must comply with the then-current version of the UUNET Acceptable Use Policy ("Policy") for the country in which the service is provided, available at the following URL:www.uu.net/usepolicy, and in the event no Policy is available for that country the U.S. policy shall apply. UUNET reserves the right to change the Policy from time to time, effective upon posting of the revised Policy at the URL. UUNET reserves the right to suspend the Service or terminate this Agreement effective upon notice for a violation of the Policy.

10. INVOICING AND PAYMENT.

UUNET will invoice each Eligible Participant for the applicable Service in accordance with the terms of the applicable service agreement. The Eligible Participant obtaining Service will make payment for Services in accordance with the terms of each applicable service agreement.

11. MARKETING AND PUBLICITY.

UUNET and Customer will design and implement a joint marketing program, and promptly after execution of this Agreement the respective points of contract of each party shall agree upon a plan setting forth the approved joint activities. Such joint marketing program shall include, but not be limited to, (i) allowing Customer to resell UUNET Service through Customer's network of resellers, (ii) cooperating on mutually beneficial hosting and co-location remarketing programs and (iii) cooperation on international co-location facilities agreements. Other than (a) identifying UUNET to Eligible Participants as Customer's preferred internet service provider, and (b) any mutually approved joint marketing programs, neither party shall publicize the existence of this Agreement without the written consent of the other, except as may be required by applicable law, regulation, or government order. Neither party may use the name, logo, trademarks, service marks or other proprietary identifying symbols of the other party in any advertising, signage, marketing materials, brochures or any other materials in any medium without the other party's express advance written consent. Any such permitted use shall be only within guidelines provided by such party. Neither party shall issue any press release, announcement or public statement with respect to this Agreement or the other party without the other party's express advance written consent. Any breach of this Section shall be a material breach of this Agreement constituting cause for termination.

12. PRIMARY PROVIDER.

Both parties understand that this is a "non-exclusive" agreement. However, Customer agrees that subject to the terms of this Section, UUNET will become and remain the primary provider of internet services for the Sage Networks. In the event Customer obtains ** for internet traffic in years two and three of the term commitment, ** of any ** shall be purchased from UUNET. If the ** requirement is not met, Customer will pay UUNET ** in the amount of ** for each ** by which Customer has ** of the ** requirement. Customer shall notify UUNET immediately upon determining that the ** requirement in this Section has not been met. Customer shall provide UUNET relevant records relating to this Section at each quarterly business review held pursuant to Section 4. Notwithstanding anything to the contrary stated herein, this Section 12 shall be inapplicable if Customer has ** from UUNET in an amount equal to or greater than **.

13. AUDIT.

In order to verify the statements issued by Customer in connection with Section 12 or the performance of Customer's financial obligations to UUNET hereunder, UUNET may cause, upon ten (10) days' prior notice (i) an audit to be made of the Customer's relevant customer books and records and/or (ii) an inspection to be made of the Customer's relevant facilities and procedures. Any audit and/or inspection shall be conducted during regular business hours at Customer's facilities and in a manner that does not interfere with Customer's normal business activities. Any audit shall be conducted by an independent certified public accountant selected by UUNET (other than on a contingent fee basis) who will be subject to the confidentiality provisions of this Agreement. UUNET will be entitled to receive the final written report from the selected auditor. All records and the final written report shall remain the confidential information of UUNET. Customer agrees to provide the selected auditor access to the relevant records and facilities. UUNET agrees to, or to cause the auditor to, deliver a copy of the final report to Customer promptly upon completion of the audit. Customer shall notify UUNET within thirty (30) days of its receipt of the report of any disagreements with the findings contained therein. Such notice shall state the basis upon which Customer disagrees with the findings and shall be accompanied by data to support its assertions. If within thirty (30) days of delivery of such notice to UUNET, Customer and UUNET cannot agree on the numbers or the amounts reported, a second audit shall be conducted by an independent certified public accountant mutually agreed to by the parties. The cost of such second audit shall be borne equally by both parties and the conclusions shall be binding upon both parties. Customer shall make prompt adjustments to compensate for any errors or omissions disclosed by the audit. Any such audit shall be paid for by UUNET unless material discrepancies are disclosed. "Material" shall mean an error of five percent (5%) or more of the number or amount that was reported. If material discrepancies are disclosed, Customer agrees to reimburse UUNET for the reasonable costs (based on current market prices) associated with the audit in addition to all sums due. In no event shall audits be made more frequently than annually.

14. OPPORTUNITY TO BID.

In the event Customer requires additional telecommunications services (including Internet-protocol-based services and traditional voice services), Customer shall provide UUNET and its affiliates an opportunity to propose terms under which they could provide such services to Customer.

15. CONFIDENTIALITY

The prices and terms of this Agreement shall be held confidential by each party, as shall each party's confidential or proprietary information, including, without limitation, any information obtained by UUNET, its agents or representatives in the course of performing an audit pursuant to Section 13 of this Agreement ("Confidential Information"). UUNET's performance under this Agreement, the quality of UUNET network performance, the discounts and prices set forth in

Schedule 1 and any data provided by UUNET to Customer regarding performance of the UUNET network shall be deemed UUNET Confidential Information. Neither party shall disclose the other party's Confidential Information to third parties without the other party's written consent, except as permitted pursuant to this Section. Each party shall disseminate the other party's Confidential Information among its employees only on a need-to-know basis and shall use such Confidential Information only for the purpose of performing its obligations hereunder. To the extent a party is required by applicable law, regulation, or a government agency or court order, subpoena, or investigative demand, to disclose the existence or terms of this Agreement, or the other party's Confidential Information, such party shall use its reasonable efforts to minimize such disclosure and obtain an assurance that the recipient shall accord confidential treatment to such Confidential Information, and shall notify the other party contemporaneously of such disclosure. Either party, in its discretion, may terminate this Agreement for cause upon ten days' notice and without penalty in the event of any breach of this Section. The obligations in this Section shall survive any termination of this Agreement for a period of two years.

16.  GENERAL.

This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor in interest to Customer resulting from, among other things, a merger, consolidation, sale of stock or sale of substantially all of the assets of Customer. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law. This Agreement supersedes all prior or contemporaneous representations, agreements or understandings concerning the subject matter hereof. If any term of this Agreement, or the application of such term to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is held invalid, shall not be affected thereby. The effective date of this Agreement is the last date of the signatures of a duly authorized representative of a party affixed below.
 /s/ Stephen Maggs                           /s/ Mary Alexander
----------------------------------          ----------------------------------
Customer Authorized Signature               UUNET Authorized Signature
 Stephen Maggs                               Mary Alexander
----------------------------------          ----------------------------------
Printed Name                                Printed Name
 2/17/99                                     2/17/99
----------------------------------          ----------------------------------
Date                                        Date

                                   SCHEDULE 1

1. PRICES

The pricing set forth in Section 3 below shall be applied to the then-current list price set forth in the applicable service agreement.



2. EXCLUSIONS

Pricing does not apply to Equipment charges (including routers, CSUs/DSUs and firewall hardware), Telco line charges, or any charges for Services not specified in this Schedule 1 unless such charges are included in the Monthly Fee for a Service specified in this Schedule 1.

3. ELIGIBLE PARTICIPANT DISCOUNT

The Eligible Participant pricing will apply only to services specified in this Schedule 1, which may be changed from time to time.

                                 U.S. DISCOUNTS
                             (CONTINENTAL US ONLY)


Unless adjusted as set forth in Section 3 of this Agreement, Customer shall pay ** per megabit of sustained use (using UUNET's standard 95th percentile calculation as set forth in the applicable Service Agreement): provided that Customer agrees to pay a minimum charge based upon the Minimum Mbps Commitment even if billing based on sustained use would be less than that below. Pricing does not include telco start-up or monthly line charges.


COMMITMENTS AND PRICING:

MINIMUM Mbps COMMITMENT     START-UP CHARGE    PRICE/Mbps        COMMITMENT DATE
       -100 Mbps                   **               **                   **
       -300 Mbps                   **               **                   **
       -600 Mbps                   **               **                   **



                  ORDER TYPE                    MINIMUM BANDWIDTH PER ORDER

                        T1                                        **
                        T3                                        **
                       OC3                                        **
                      OC12                                        **


                       DISCOUNTS OUTSIDE CONTINENTAL U.S.

Same as above, provided that if more than ** of the total bandwidth purchased from UUNET is outside the continental U.S., then Customer shall pay an additional charge of ** per Mbps for any bandwidth above that ** level.

                                   SCHEDULE 2

                              TERMS AND CONDITIONS

1. UUNET Technologies, Inc. ("UUNET") exercises no control over, and accepts no responsibility for, the content of the information passing through UUNET's host computers, network hubs and points of presence (the "UUNET Network"). EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 BELOW, UUNET (a) MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR THE SERVICES AND EQUIPMENT IT IS PROVIDING, AND (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Use of any information obtained via the UUNET Network is at Customer's own risk. UUNET specifically denies any responsibility for the accuracy or quality of information obtained through its services. UUNET shall not be liable for any delay or failure in performance due to Force Majeure, which shall include without limitation acts of God, earthquake, labor disputes, changes in law, regulation or government policy, riots, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or other occurrences which are beyond UUNET's reasonable control.

2. All use of the UUNET Network and the service must comply with the then-current version of the UUNET Acceptable Use Policy ("Policy") which is made a part of this Agreement and is available at the following URL: www.uu.net/usepolicy.html. UUNET reserves the right to amend the Policy from time to time, effective upon posting of the revised Policy at the URL or other notice to Customer. UUNET reserves the right to suspend the service or terminate this Agreement effective upon notice for a violation of the Policy. Customer agrees to indemnify and hold harmless UUNET from any losses, damages, costs or expenses resulting from any third party claim or allegation ("Claim") arising out of or relating to use of the service, including any Claim which, if true, would constitute a violation of the Policy.

3. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT RESULT FROM CUSTOMER'S OR CUSTOMER'S USERS' USE OF THE UUNET NETWORK AND THE SERVICE INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS. Notwithstanding anything to the contrary stated in this Agreement, Customer's sole remedies for any claims relating to this service or the UUNET Network are set forth in Section 7 below.

4. Networks assigned from a UUNET net-block are non-portable. Network space allocated by UUNET must be returned to UUNET in the event Customer discontinues service.

5. Payment is due 30 days after date of invoice. Accounts are in default if payment is not received within 30 days after date of invoice. If payment is returned to UUNET unpaid Customer is immediately in default and subject to a returned check charge of $25 from UUNET. Accounts unpaid 60 days after date of invoice may have service interrupted or terminated. Such interruption does not relieve Customer of the obligation to pay the Monthly Fee. Only a written request to terminate Customer's service relieves Customer of the obligation to pay the Monthly Fee. Accounts in default are subject to an interest charge on the outstanding balance of the lesser of 1.5% per month or the maximum rate permitted by law. Customer agrees to pay UUNET its reasonable expenses, including attorney and collection agency fees, incurred in enforcing its rights under these Terms and Conditions. Prices are exclusive of any taxes which may be levied or assessed upon the Equipment or services provided hereunder. Any such taxes shall be paid by Customer. If Customer is exempt from otherwise applicable taxes, Customer must submit its tax identification number and exemption certificate at the same time it submits this Agreement.

6. Billing for UUNET service will commence when a UUNET hub and a functioning telephone circuit are prepared to route IP packets to Customer's site. The Start-up Charge is invoiced upon acceptance of this Agreement by UUNET. Charges for Equipment shall be invoiced upon shipment. Service is invoiced monthly in advance, and may be canceled only by 60 days' advance written notice. In the event of early cancellation of a Term Commitment, Customer will be required to pay 75% of UUNET's standard Monthly Fee for each month remaining in the Term Commitment. UUNET reserves the right to change the rates by notifying Customer 60 days in advance of the effective date of the change.

7. The Service Level Agreement ("SLA") for this service, which is made a part of this Agreement, is set forth at www.uu.net/customers/sla/terms.html and applies only to customers agreeing to a Term Commitment of at least one year. UUNET reserves the right to amend the SLA from time to time effective upon posting of the revised SLA to the URL or other notice to Customer; provided, that in the event of any amendment resulting in a material reduction of the SLA's service levels or credits, Customer may terminate this Agreement without penalty by providing UUNET written notice of termination during the 30 days following notice of such amendment. The SLA sets forth Customer's sole remedies for any claim relating to this service or the UUNET Network, including any failure to meet any guarantee set forth in the SLA. UUNET's records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed the Monthly Fee and/or Start-up Charge which, absent the credit, would have been charged to UUNET service that month (collectively the "UUNET Fees"); provided, that the maximum amount of credit for failure to meet the Availability Guarantee shall not exceed the sum of (a) the UUNET Fees, plus
    (b) the telephone company line charge which, absent the credit, would have been charged for such month. If Customer receives credits under this Section in three consecutive months, Customer may terminate without penalty (including, without limitation, the early termination penalty described above in paragraph 6) by providing UUNET written notice of termination in the fourth month.

8. Neither party may use the other party's name, trademarks, tradenames or other proprietary identifying symbols without the prior written approval of the other party. Neither party may assign or transfer any of its rights or obligations under this Agreement without the express, prior written consent of the other party; provided, that either party may assign or transfer this Agreement to any affiliate of such party upon advance written notice to the other party. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

9. These Terms and Conditions are applicable to Services purchased pursuant to the Master Discounted Internet Services Agreement between UUNET Technologies, Inc., and Customer dated February 17, 1999 and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Activation of service shall indicate UUNET's acceptance of this Agreement. Use of the UUNET Network constitutes acceptance of these Terms and Conditions.